PURCHASE AGREEMENT

by and between

GREATER BUFFALO SAVINGS BANK

and

CATTARAUGUS COUNTY BANK

Dated: December 14, 2007

Article I. CERTAIN DEFINITIONS	1
1.1. Defined Terms	1
1.2. Accounting Terms	7
Article II. TRANSFER OF ASSETS AND PROPERTY; ASSUMPTION OF LIABILITY	8
2.1. Assets	8
2.2. Real Property	8
2.3. Assets Not Transferred	8
2.4. Assumption of Liabilities	8
2.5. Disclaimer of Warranty	8
Article III. CONSIDERATION; PAYMENT TERMS	9
3.1. Purchase Price.	9
3.2. Consideration for Assumption of Assumed Liabilities	9
3.3. Allocation of Purchase Price.	9
Article IV. CLOSING; CALCULATIONS; PAYMENT; ADJUSTMENTS; TITLE	10
4.1. Closing	10
4.2. Draft Closing Statement and Calculation of Deposit Accounts	10
4.3. Payment to Purchaser at Closing	10
4.4. Delivery of Documents.	11
4.5. Adjustment of Estimated Payment Amount.	12
4.6. Proration, Other Closing Date Adjustments.	13
4.7. Taxes.	14
4.8. Title and Conveyance.	15
Article V. REPRESENTATIONS AND WARRANTIES OF SELLER	16
5.1. Organization	16
5.2. Authorization	16
5.3. No Violation	16
5.4. Binding Agreement	16
5.5. Title to Equipment	17
5.6. Brokers and Finders Fee	17
5.7. Compliance with Law	17
5.8. Legal Proceedings	17
5.9. Books and Records	17
5.10. Certain Labor Matters	17
5.11. Fiduciary Obligations	18
5.12. Agreements with Regulatory Authorities	18
5.13. Limitations on and Disclaimer of Representations and Warranties and Purchaser’s Release in Connection Therewith	18
5.14. Included Deposits	20
Article VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER	20
6.1. Organization	20
6.2. Authorization	20
6.3. No Violation	20
6.4. Binding Agreement	20
6.5. Brokers and Finders Fee	20
6.6. Non-Contravention	21

i

6.7. Legal Proceedings	21
6.8. Agreements with Regulatory Authorities	21
Article VII. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES	21
7.1. Conditions Precedent to Purchaser’s Obligation	21
7.2. Conditions Precedent to Seller’s Obligation	22
7.3. Pre-Closing Knowledge of Seller	23
Article VIII. COVENANTS AND OTHER AGREEMENTS	23
8.1. Publication and Government Approvals.	23
8.2. Notices to Depositors.	24
8.3. Deposit Accounts.	25
8.4. Honor of Checks Post-Closing.	27
8.5. Seller’s Marks	27
8.6. Records	28
8.7. Employees and Employee Benefits.	28
8.8. Confidentiality	29
8.9. Further Assurances	29
8.10. Conduct of Business	29
8.11. Nonsolicitation of Employees.	30
8.12. Maintenance of Property.	30
8.13. Access by Purchaser	31
8.14. Communications to Employees, Training.	31
8.15. Delivery of Purchaser’s Check Forms	32
8.16. Uncollected Checks Returned to Seller	32
8.17. New Telephone Numbers	32
8.18. Signage	33
8.19. Actions With Respect to IRA Deposit Account Liabilities.	33
8.20. Bulk Transfer Laws	34
8.21. Seller’s Statements to Depositors	34
8.22. Equipment Conversion and Installation	34
8.23. Post-Closing Settlement	34
8.24. Data Processing.	35
8.25. Deposit Histories	35
8.26. Post-Closing Cooperation Generally	35
8.27. Nonsolicitation.	35
Article IX. INDEMNITY	36
9.1. Seller Indemnity	36
9.2. Purchaser Indemnity	37
9.3. Indemnification Procedure	37
9.4. Limitations on Liability	38
9.5. General.	38
9.6. Survival	39
Article X. TERMINATION	39
10.1. Termination of Agreement	39
10.2. Effect of Termination	40
Article XI. GENERAL	40
11.1. Publicity	40

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11.2. Waivers	41
11.3. Binding Effect; Benefits	41
11.4. Notices	41
11.5. Entire Agreement; Amendments	42
11.6. Counterparts; Facsimile	42
11.7. Headings	42
11.8. Construction	42
11.9. Governing Law and Choice of Forum	42
11.10. Cooperation	43
11.11. Severability	43
11.12. Assignment; Sale of Branches	43
11.13. Effect on Third Parties	43
11.14. Specific Performance	43
iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into this 14th day of December, 2007, by and between GREATER BUFFALO SAVINGS BANK (“Seller”), having an address of 2421 Main Street, Buffalo, New York 14214 and CATTARAUGUS COUNTY  BANK (“Purchaser”), having an address of 116-120 Main Street, Little Valley, New York 14755.

RECITALS:

A. Seller is a New York chartered stock savings bank which operates the branches set forth on Exhibit A attached hereto (individually a “Branch”, or collectively the “Branches”).

B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain deposit liabilities, assets and real property associated with the Branches, all on the terms and conditions set forth in this Agreement.

PROVISIONS:

NOW THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Purchaser and Seller hereby agrees as follows:

ARTICLE I.

CERTAIN DEFINITIONS

1.1. Defined Terms. As used herein, the following terms shall have the following meanings:

“Accrued Interest” shall mean, as of any date, (a) with respect to the Deposit Account Liabilities, the interest, dividends, fees, costs and other charges that have been accrued on but not paid, credited, or charged to the Deposit Account Liabilities, and (b) with respect to the Advance Lines and the Negative Deposits, interest, fees, premiums, consignment fees, costs and other charges that have accrued on or been charged to the Advance Lines and the Negative Deposits but not paid by the applicable borrower, or any guarantor, surety or other obligor therefor, or otherwise collected by offset, recourse to collateral or otherwise.

“ACH” has the meaning given such term in Section 8.3(d).

“Adjusted Payment Amount” has the meaning given such term in Section 4.5(a).

“Adjusted Purchase Price” has the meaning given such term in Section 3.1(e).

“Advance Lines” shall mean all overdraft lines of credit to Depositors, each of which Advance Lines existing as October 31, 2007 is listed on listed on Schedule 1.1 (a) hereto, plus any and all Accrued Interest thereon (to the extent such Accrued Interest shall be outstanding and unpaid for ninety (90) days or less prior to the Closing Date), as of the close of business on the Closing Date.

“Advance Lines and Negative Deposit Purchase Price” has the meaning given such term in Section 3.1(d).

“Agreement” has the meaning given such term in the introduction paragraph.

“Assets and Property Purchase Price” has the meaning given such term in Section 3.1(a).

“Assignment and Assumption Agreement” has the meaning given such term in Section 2.4.

“Assumed Liabilities” has the meaning given such term in Section 2.4.

“ATM” means automated teller machine.

“Bank Employees” shall mean the employees of Seller listed on Schedule 1.1 (b) hereto, but excluding such employees who shall leave Seller’s employ between October 31, 2007 and the close of business on the Closing Date, and including replacements of such employees made in the ordinary course of business between the date hereof and the Closing Date and including any Person who fills a vacant position at the Branch in the ordinary course of business between the date hereof and the Closing Date to provide Branch services to Depositors.

“Basket” has the meaning given such term in Section 9.4.

“Bill of Sale” has the meaning given such term in Section 4.4(a)(ii).

“Branch” has the meaning given such term in the recitals to this Agreement.

“Brokered Deposits” shall mean Deposit Accounts consisting of funds obtained, directly or indirectly, by or through any deposit broker for deposit into 1 or more Deposit Accounts.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of Buffalo, New York are authorized by law to close.

“Cash on Hand” shall mean all cash on hand at the Branches as of the close of business on the Closing Date, including teller cash, vault cash, ATM cash and petty cash.

“Closing” has the meaning given such term in Section 4.1.

“Closing Date” has the meaning given such term in Section 4.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Confidential Information” shall mean all Records (as defined below), and any other information, trade secrets or know-how relating to the Seller, the Branches, the Purchased Assets (as defined in Section 2.1), a customer of Seller or such customer’s Deposit Account and/or the Property (as defined in Section 2.2) that is not and has not become ascertainable or obtainable from public or published information.

“Core Deposits” means the aggregate of all Deposit Accounts, excluding Public Fund Deposits, Brokered Deposits and certificates of deposit of $100,000 or greater.

“Damages” has the meaning given such term in Section 9.1.

“Deed” has the meaning given such term in Section 4.4(a)(i).

“Defect Notice” has the meaning given such term in Section 4.8(c).

“Deposit Account” shall mean any accounts maintained by a customer at the Branches to which a deposit liability is incurred by Seller, each of which Deposit Accounts existing as of October 31, 2007 is listed on Schedule 1.1 (c).

“Deposit Account Liabilities” shall mean the total amount of all funds in the Deposit Accounts, but excluding the Excluded Deposits.

“Deposit Premium” has the meaning given such term in Section 3.1(c).

“Depositor” shall mean the holder of any Deposit Account.

“Draft Closing Statement” shall mean a draft closing statement as of the close of business of the fifth (5th) Business Day immediately preceding the Closing Date setting forth an estimate of the Purchase Price (including all adjustments and prorations thereto).

“Encumbrances” shall mean all liens, security interests, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, covenants, conditions and any other matters affecting title to the Real Property and Improvements.

“Environmental Laws” shall mean all Federal, state or local laws, rules, regulations, codes, ordinances, or by-laws, and any judicial or administrative interpretations thereof, including orders, decrees, judgments, rulings, directives or notices of violation, that create duties, obligations or liabilities with respect to (a) human health or (b) environmental pollution, impairment or disruption, including, without limitation, laws governing the existence, use, storage, treatment, discharge, release, containment, transportation, generation, manufacture, refinement, handling, production, disposal, or management of any Hazardous Materials, or otherwise regulating or providing for the protection of the environment and further including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Public Health Service Act (42 U.S.C. § 300 et seq.), the Pollution Prevention Act (42 U.S.C. § 13101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§201, 300f), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq. ), and similar state and local statutes, and all regulations adopted pursuant thereto.

“Equipment” has the meaning given such term in Section 2.1.

“Estimated Payment Amount” has the meaning given such term in Section 4.3.

“Excluded Deposits” shall mean (i) all Deposit Account Liabilities owned by affiliates of Seller or employees of Seller (other than Transferred Employees), (ii) Deposit Account Liabilities subject to a hold or similar legal process, (iii) deposits which have been reported as abandoned property under the abandoned property laws of any jurisdiction, (iv) deposits relating to loans or other extensions of credit not included in the Purchased Assets, and (v) Deposit Account Liabilities constituting obligations of Seller represented by certified checks drawn on Seller, which Deposit Account Liabilities as of October 31, 2007 are listed on the attached Schedule 1.1 (d) and as will be updated as of the date of the Draft Closing Statement.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means the near closing bid price for federal funds as quoted in the Wall Street Journal for the date in question.

“Final Approval Date” shall mean the date on which all Government Approvals have been received by Purchaser and Seller, and shall include any applicable waiting period required by such Government Approvals.

“FIRPTA Affidavit” shall mean affidavits pursuant to Section 1445 of the Code certifying to the non-foreign entity status of Seller.

“GAAP” shall have the meaning specified in Section 1.2.

“Government Approvals” shall mean all approvals as may be required by applicable state and federal law with respect to the transactions contemplated by this Agreement, including, without limitation, those of the Office of Thrift Supervision (“OTS”), Office of the Comptroller of the Currency (“OCC”), any State Banking authority, the FDIC and any other applicable state or federal regulatory agency.

“Governmental Authorities” shall mean OTS, OCC, FDIC, and any other state or federal agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether with a federal, state, county, district, municipality, city or otherwise.

“Hazardous Materials” means (a) any “hazardous material”, “hazardous substance”, “hazardous waste”, “oil”, “regulated substance”, “toxic substance” or words of similar import as defined under any of the Environmental Laws, (b) asbestos in any form, (c) urea formaldehyde foam insulation, (d) polychlorinated biphenyls, (e) radon gas, (f) flammable explosives, (g) radioactive materials, (h) any chemical, contaminant, solvent, material, pollutant or substance that may be dangerous or detrimental to any of the Branch, the environment or the health and safety of employees or other occupants of any of the Branch, and (i) any substance, the generation, storage, transportation, utilization, disposal, management, release or location of which, on, under or from any of the Branch is prohibited or otherwise regulated pursuant to any of the Environmental Laws.

“Improvements” shall mean all buildings, improvements, structures and fixtures now or hereafter situated on the Real Property, including, but not limited to, those certain buildings presently situated thereon.

“Indemnified Party” has the meaning given such term in Section 9.3.

“Indemnitor” has the meaning given such term in Section 9.3.

“Insurance Premium” has the meaning given such term in Section 2.1.

“Items” has the meaning given such term in Section 8.16.

“IRA” shall mean an individual retirement account as specified in Section 408 and 408A of the Code.

“IRS” shall mean the Internal Revenue Service of the United States.

“Knowledge” shall mean, with respect to Seller, the actual knowledge as of the date hereof, without further investigation, of Andrew Dorn, its Chief Executive Officer and Michael Rogers, its Chief Financial Officer; and shall mean, with respect to the Purchaser Salvatore Marranca, the Purchaser’s President, C. William Green, its Sr. Vice President and Chief Operating Officer or Greg Wojtowicz, its Controller In no event shall this provision be construed to create any personal liability upon any of the foregoing individuals, it being understood that such individuals shall have no personal liability with respect to the representations, warranties and other terms of this Agreement.

“Laws” has the meaning given such term in Section 5.7.

“Material Adverse Effect” shall mean any circumstance, change in or effect on the Purchased Assets or the Assumed Liabilities that is materially adverse to the business, operation, results of operations or the financial condition of the Branches in the aggregate; provided, however, that “Material Adverse Effect” shall not include any circumstance, change in or effect on Seller or the Branches directly or indirectly arising out of or attributable to (a) changes in general economic, legal, regulatory or political conditions, (b) changes in prevailing interest rates, (c) changes in GAAP, (d) any actions taken or omitted to be taken pursuant to this Agreement, (e) the announcement of the transactions contemplated by this Agreement, (f) the voluntary or involuntary termination of employment of any Bank Employees or (g) changes in the amount of Deposit Accounts or Deposit Account Liabilities.

“Material Condition” shall mean, with respect to any Government Approval, a condition or requirement that, individually or when aggregated with other conditions or requirements, would reduce materially the benefits which Seller or Purchaser, as applicable, could reasonably have expected to derive from consummation of the transaction contemplated by this Agreement and which could not reasonably have been anticipated by the party adversely affected.

“Negative Deposit” shall mean overdrafts in Deposit Accounts (that have been outstanding for 30 days or less) that are not covered by Advance Lines, plus any and all Accrued Interest thereon, each of which existing as of October 31, 2007 is listed on Schedule 1.1 (e).

“Operating Days” means those days on which the Branches are open for business

“Permitted Encumbrances” has the meaning given such term in Section 4.8(a).

“Person” shall mean any individual, corporation, company, limited or general partnership, trust or estate, joint venture, association or other entity.

“Property” has the meaning given such term in Section 2.2.

“Purchase Agreement” has the meaning given such term in the introduction.

“Purchase Price” has the meaning given such term in Section 3.1(e).

“Purchased Assets” has the meaning given such term in Section 2.1.

“Purchaser” has the meaning given such term in the introduction.

“Purchaser’s Broker” has the meaning given such term in Section 6.5.

“Purchaser’s Letter” has the meaning given such term in Section 8.2(a).

“Public Fund Deposits” means Deposit Accounts consisting of public funds which are available for all uses generally permitted by the depositary to the depositing political subdivision for actually and finally collected funds under the depository's account agreement or policies.

“Real Property” shall mean the parcel of owned real property on which any of the Branches is located as more fully described in Schedule 1.1 (f) annexed hereto, together with all rights, privileges, interests, easements, hereditaments and appurtenances thereunto in any way incident, appertaining or belonging, including, but not limited to all right, title and interest in and to adjacent streets, alleys, rights of way and any adjacent strips or gores of real estate.

“Records” shall mean books, records, signature cards and deposit agreements solely relating to the Branches and the Purchased Assets.

“Seller” has the meaning given such term in the introduction.

“Seller’s Marks” shall mean any logo, design, tradename, trademark or service mark used by Seller.

“Seller’s Notice” has the meaning given such term in Section 8.2(a).

“Service Contracts” has the meaning given such term in Section 2.1.

“Taxes” has the meaning given such term in Section 4.7(a).

“Title Company” shall mean , or such other reputable title insurance company as Purchaser may select.

“Transfer Date” shall mean the first Business Day following the Closing Date.

“Transferred Employees” shall mean all employees of Seller who accept offers of employment from Purchaser as contemplated by Section 8.7(a).

“Withholding Obligations” shall have the meaning given such term in Section 8.3(e).

1.2. Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with “accounting principles generally applied in the United States of America” consistently applied as are in effect from time to time in the United States of America (“GAAP”).

ARTICLE II.

TRANSFER OF ASSETS AND PROPERTY; ASSUMPTION OF LIABILITY

2.1. Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell and transfer to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to: (a) all equipment, furniture, fixtures and inventory set forth on the attached Schedule 2.1 (the “Equipment”), (b) the Deposit Accounts, (c) the Cash on Hand, (d) all of Seller’s rights with respect to the contracts and relationships giving rise to the Deposit Accounts, (e) the Advance Lines and the Negative Deposits, each as of the close of business on the Closing Date, (f) all contract rights of Seller to the service contracts set forth on the attached Schedule 2.1.1 (the “Service Contracts”), (g) all insurance premiums paid by Seller to the FDIC which are allocated to insurance coverage for the Deposit Accounts following the Closing Date, to the extent a proration or adjustment is made with respect thereto pursuant to Section 4.5 (the “Insurance Premiums”), and (h) all of Seller’s right, title and interest in and to all Records, as such Records may exist (collectively, the “Purchased Assets”).

2.2. Real Property. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell and convey to Purchaser, and Purchaser shall purchase, the Real Property, together with the Improvements, and all rights, privileges, easements, licenses, hereditaments and other appurtenances of Seller relating thereto (the “Property”).

2.3. Assets Not Transferred. Notwithstanding anything herein to the contrary, Seller is not selling and transferring, and Purchaser is not purchasing or acquiring, any loans for which Seller is the lender, or any tangible or intangible assets of Seller other than those specifically set forth in Sections 2.1 and 2.2.

2.4. Assumption of Liabilities. Subject to the terms and conditions of this Agreement, from the date of Closing and thereafter, Purchaser shall assume, discharge and be solely responsible and liable for all liabilities and obligations with respect to the Deposit Accounts, the Advance Lines and the Negative Deposits, the Branches, the Service Contracts and the Property, which collectively may be referred to herein as the “Assumed Liabilities”. At the Closing, Seller and Purchaser shall execute an Assignment and Assumption Agreement with respect to the Assumed Liabilities (the “Assignment and Assumption Agreement”) in the form of the attached Exhibit C.

2.5. Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY AND THE PURCHASED ASSETS ARE SOLD AND CONVEYED IN “AS IS”, “WHERE IS” CONDITION, WITHOUT RECOURSE OR ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, ENVIRONMENTAL CONDITION, COLLECTABILITY, OR FREEDOM FROM LIEN AND ENCUMBRANCES.

ARTICLE III.

CONSIDERATION; PAYMENT TERMS

3.1. Purchase Price.

(a) In consideration of Seller transferring to Purchaser the Real Property, the Equipment and the Improvements, Purchaser shall pay Seller an amount equal to the net book value of the Real Property, the Equipment and the Improvements as shown on the books and records of the Seller on the last day of the month immediately preceding the Closing (the “Assets and Property Purchase Price”), subject to adjustment as described in the attached Schedule 3.1.

(b) In consideration of Seller transferring to Purchaser the Cash on Hand, Purchaser shall pay Seller an amount equal to the Cash on Hand.

(c) As a part of the Purchase Price and in consideration of the going-concern value of the Branches and the entrance of the Purchaser into a new geographic market, Purchaser shall also pay a deposit premium (the “Deposit Premium”) equal to three and one-half percent (3.5%) of Core Deposits, provided, however, the Deposit Premium shall not exceed $585,000. Core Deposits shall be calculated based on the daily average balance of deposits for the fifteen (15) Operating Days ending three days prior to the Closing.

(d) The amount to be paid by Purchaser for the Advance Lines and Negative Deposits shall be an amount equal to Advance Lines and Negative Deposits, as of the Closing Date (the “Advance Lines and Negative Deposit Purchase Price”).

(e) The aggregate purchase price to be paid by Purchaser for the Purchased Assets and the Property is an amount equal to the sum of (i) the Assets and Property Purchase Price (ii) the Cash on Hand, (iii) the Deposit Premium and (iv) the Advance Lines and Negative Deposit Purchase Price (collectively, the “Purchase Price”), as may be adjusted pursuant to Section 4.5 below (the “Adjusted Purchase Price”).

3.2. Consideration for Assumption of Assumed Liabilities. In consideration for the assumption by Purchaser of the Assumed Liabilities, Seller shall pay to Purchaser at Closing an amount equal to one hundred percent (100%) of the Deposit Account Liabilities.

3.3. Allocation of Purchase Price.

(a) Purchaser and Seller agree that, upon final determination of the Purchase Price, the Purchase Price shall be allocated to the Purchased Assets in accordance with Schedule 3.3 hereto.

(b) Purchaser and Seller shall report the transaction contemplated by this Agreement (including income tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified on Schedule 3.3 hereto. In the event any party hereto receives notice of a tax audit with respect to the allocation of the Purchase Price specified herein, such party shall immediately notify the other party in writing as to the date and subject of such audit.

(c) If any federal, state or local tax return report or filing by Purchaser or Seller relating to the transactions contemplated hereby and filed on the basis of the allocation set forth on Schedule 3.3 hereto, is challenged by the taxing authority with which such return, report or filing was filed, the filing party shall assert and maintain, as commercially reasonable in such case, the validity and correctness of such allocation during the audit thereof until the issuance by the taxing authority of a “30 Day Letter”, or a determination of liability equivalent thereto, to such party, whereupon such party shall, in its sole discretion, have the right to pay, compromise, settle, dispute or otherwise deal with its alleged tax liability. If such a tax return, report or filing is challenged as herein described, the party filing such return, report or filing shall timely keep the other party reasonably apprised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of the filing party.

ARTICLE IV.

CLOSING; CALCULATIONS; PAYMENT; ADJUSTMENTS; TITLE

4.1. Closing. The purchase and sale of the Purchased Assets and the Property, and the assignment and assumption of the Assumed Liabilities, as set forth in Article II and Article III above (the “Closing”), shall take place at the offices of Hodgson Russ LLP, the Guaranty Building, 140 Pearl Street, Suite 100, Buffalo, New York 14202, on the fourteenth (14) day following the Final Approval Date, unless a Governmental Authority requires a thirty (30) day notice period after the Final Approval Date, in which case the Closing shall take place on the thirty-fifth (35th) day following the Final Approval Date (the “Closing Date”); provided, however, that in no event will the closing occur prior to March 14, 2008.

4.2. Draft Closing Statement and Calculation of Deposit Accounts. On or prior to the close of business on the second day immediately preceding the Closing Date, Seller shall provide to Purchaser (i) the Draft Closing Statement and shall make available such work papers, schedules and other supporting documentation as may be reasonably requested by Purchaser to enable it to verify such documentation, and (ii) a list of all Deposit Accounts and a calculation of the Deposit Accounts Liabilities as of the third Business Day preceding the Closing Date. On or prior to the Closing Date, Purchaser shall evidence its acceptance of the Draft Closing Statement for purposes of calculating and payment of the Estimated Payment Amount (as defined in Section 4.3 below) by countersigning the Draft Closing Statement.

4.3. Payment to Purchaser at Closing. On the Closing Date, Seller shall transfer to Purchaser, by wire transfer of readily available funds to an account designated by Purchaser, an amount equal to the Deposit Accounts Liabilities, as set forth on the Draft Closing Statement, less the Adjusted Purchase Price (the “Estimated Payment Amount”) and the Deposit.

4.4. Delivery of Documents.

(a) At Closing, the following shall be delivered to Purchaser:

(i) A Bargain and Sale Deed with Covenant Against Grantors Acts and Lien Law Covenant in favor of Purchaser, in recordable form, substantially in the form of Exhibit A, hereto, transferring title to the Real Property (the “Deed”), and an appropriate TP-584 of the New York State Department of Taxation and Finance (which shall also be signed by Purchaser);

(ii) a Bill of Sale executed by Seller transferring the Equipment to Purchaser (the “Bill of Sale”), substantially in the form of Exhibit B, hereto;

(iii) such affidavits and documents as the Title Company shall reasonably require and are customarily given by sellers in similar transactions;

(iv) New York State Board of Real Property Services Real Property Transfer Report From RP-5217;

(v) Statement - Real Estate Conveyance Tax for the Property;

(vi) the Assignment and Assumption Agreement;

(vii) an Officer’s Certificate in substantially the form of Exhibit D hereto;

(viii) the Draft Closing Statement;

(ix) The resignation of Seller as trustee or custodian, as applicable, with respect to each IRA included in the Deposit Account Liabilities and the designation of Purchaser as successor trustee or custodian with respect thereto;

(x) the FIRPTA Affidavits in substantially the form of Exhibit E hereto;

(xi) physical possession of all Purchased Assets as are capable of physical delivery;

(xii) possession of the Property;

(xiii) possession of and all right, title and interest in (1) the Records, (2) all signature cards for the Deposit Accounts and all records of account in Seller’s possession with respect to the Deposit Accounts, and (3) all agreements, instruments, and other documents solely and directly evidencing the Purchased Assets and Assumed Liabilities;

(xiv) such other documents as are necessary to effect the transactions contemplated hereby as Purchaser shall reasonably request.

(b) At the Closing, the following shall be executed and delivered to Seller:

(i) the Assignment and Assumption Agreement;

(ii) an Officer's Certificate in substantially the form of Exhibit F hereto;

(iii) the Draft Closing Statement; and

(iv) such other documents as are necessary to effect the transactions contemplated hereby as Seller shall reasonably request.

4.5. Adjustment of Estimated Payment Amount.

(a) On or before 12:00 noon on the 15th day following the Closing Date, Seller shall deliver to Purchaser a statement setting forth (i) the Purchase Price (including all adjustments and prorations thereto) and each component thereof and (ii) the amount of Deposit Account Liabilities (including Accrued Interest thereon) and each component thereof, transferred to Purchaser as of the close of business on the Closing Date. Seller shall make available to Purchaser and/or its representatives such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable Purchaser to verify such determinations. Such statement shall also set forth the amount by which the aggregate balance of the Deposit Account Liabilities (including Accrued Interest thereon) transferred to Purchaser exceeded the Purchase Price (including all adjustments and prorations thereto), calculated as of the close of business on the Closing Date (the “Adjusted Payment Amount”).

(b) On or before 12:00 noon on the 30th day following the Closing Date, Seller shall pay to Purchaser or Purchaser shall pay to Seller, as the case may be, by wire transfer of immediately available funds, an amount equal to the difference between the Adjusted Payment Amount and the Estimated Payment Amount, plus interest calculated using the Federal Funds Rate, as of the Closing Date, on such amount from the Closing Date to, but excluding, the payment date. Any payment or refund pursuant to this Section 4.5(b) shall be treated, for all purposes, as an adjustment to the Purchase Price.

(c) Notwithstanding anything to the contrary in this Agreement, in the event that the Insurance Premiums cannot be determined by the 15th day following the Closing Date, the statement described in Section 4.5(a) shall be calculated without taking into account the actual Insurance Premiums or the estimated amount paid for such Insurance Premiums on the Closing Date. In such event, on the fifteenth (15th) day following the end of the fiscal quarter of the Seller in which the Closing Date occurs, the actual amount of the Insurance Premiums shall be calculated by the Seller. On or before 12:00 noon on the 30th day following the end of the fiscal quarter of the Seller in which the Closing date occurs, Seller shall pay to Purchaser or Purchaser shall pay to Seller, as the case may be, by wire transfer of immediately available funds, an amount equal to the difference between the estimated amount paid by Purchaser to Seller for the Insurance Premiums on the Closing Date and the actual amount of the Insurance Premiums.

4.6. Proration, Other Closing Date Adjustments.

(a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account and own the Purchased Assets (and all rights associated therewith) until the close of business on the Closing Date, and that Purchaser shall operate the Branches, own the Purchased Assets and assume the Deposit Account Liabilities and other Assumed Liabilities (and all rights associated therewith) for its own account from and after the close of business on the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of income and expense shall be prorated as of the close of business on the Closing Date (subject to proration pursuant to Section 4.5(a), and shall be settled between Seller and Purchaser as of the Closing Date or as of the date set forth under Section 4.5(a)). Items of proration will be handled as an adjustment to the Purchase Price and not as adjustments to the Estimated Payment Amount, unless otherwise agreed by the parties hereto.

(b) For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i)  sales, real estate and use taxes (other than such sales, real estate transfer and use taxes that arise as a result of the transactions contemplated by this Agreement which shall be paid by Purchaser or by Seller in accordance with Section 4.7 hereof); (ii) insurance premiums paid or payable to the FDIC attributable to insurance coverage for the Deposit Account Liabilities for the period from and after the Closing Date; (iii) fees for customary annual or periodic licenses or permits; (iv)  prepaid real and personal property taxes; and (v) other prepaid items of income and expense, in each case as of the close of business on the Closing Date. Notwithstanding the foregoing, if accurate arrangements cannot be made as of the Closing Date, or as of the date set forth under Section 4.5(a), for any of the foregoing items of proration, the parties shall apportion the charges for the foregoing items on the basis of the bill therefor for the most recent billing period prior to the Closing Date.

(c) In the event the net closing adjustments under this Section 4.6 are in favor of Seller, such amount shall be added, dollar for dollar, to the Adjusted Purchase Price. In the event the net closing adjustments are in favor of Purchaser, such amount shall be subtracted, dollar for dollar, from the Adjusted Purchase Price.

(d) The parties agree that Seller shall take a final read of all utilities on or about the Closing Date, and Purchaser shall place the utilities in Purchaser’s name as of the Closing Date.

(e) The parties agree that upon the expiration of the thirty (30) day period set forth in Section 4.5(b) above, the prorations calculated by the parties pursuant to this Section 4.6 shall be deemed agreed to and final for all purposes.

4.7. Taxes.

(a) Sales, Transfer and Use Taxes. Except as otherwise provided in this Agreement, any sales, filing, recordation, or similar fees and taxes (collectively, “Taxes”), which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated hereby, shall be paid by Purchaser on the Closing Date. Seller shall pay the costs of real estate transfer taxes, in accordance with applicable law, which are payable as a result of the consummation of the transactions contemplated hereby. If such Taxes are treated as a proration pursuant to Section 4.6, Seller agrees to remit such Taxes to the proper authority on or before the date the same shall become due, accompanied by such tax returns as may be required to be filed with such payment. Purchaser and Seller will reasonably cooperate with the other in the preparation of any filings or returns.

(b) Information Reports.

(i) Seller will report to applicable taxing authorities and holders of Deposit Liability Accounts transferred on the Closing Date, with respect to all periods through the close of business on the Closing Date, all interest credited, withheld from and any early withdrawal penalties imposed upon the Deposit Account Liabilities and Purchaser will report to the applicable taxing authorities and holders of Deposit Liability Accounts, with respect to all periods commencing after the Closing Date all such interest credited to, withheld from and early withdrawal penalties imposed upon such interest credited to, withheld from and early withdrawal penalties imposed upon such Deposit Liability Accounts. Seller will continue backup withholding and remittance through the close of business on the Closing Date. Any amounts required by any governmental agencies to be withheld from any of the Deposit Liability Accounts through the close of business on the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

(ii) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all Form 1098s with respect to information reporting and tax identification numbers required to be delivered for all periods through the close of business on the Closing Date with respect to the Deposit Liability Accounts, and Purchaser shall be responsible for delivery to payees all such notices required to be delivered for all periods following the Closing Date with respect to the Deposit Account Liabilities. Purchaser and Seller shall, prior to the Closing Date, consult (and Seller shall reasonably cooperate) to permit Purchaser timely to deliver notices required to be delivered after the Closing Date.

4.8. Title and Conveyance.

(a) Upon payment of the Adjusted Purchase Price to Seller, as herein provided, Seller will assign and convey to Purchaser good and insurable (or as expressly hereinafter provided, insurable) title to the Real Property, free and clear of all Encumbrances, except (i) easements for public utilities, applicable zoning ordinances and restrictions of record, provided such items do not render title to the Real Property and Improvements uninsurable or the Real Property and Improvements unusable as a branch bank as presently configured, and (ii) the Encumbrances listed in Schedule 4.8(a) attached hereto (collectively, the “Permitted Encumbrances”).

(b) Seller agrees to furnish to Purchaser’s attorney, at Seller’s expense, within twenty (20) days after the execution of this Agreement, the following:

(i) fully guaranteed tax, title and United States District Court searches dated or redated within 60 days of the date of this Agreement with local tax certificate for county, city and school taxes and state and county searches under the Uniform Commercial Code for the Real Property; and

(ii) a survey of the Real Property and the Improvements, dated subsequent to the effective date of this Agreement, prepared in accordance with the Code of Practice of the New York State Land Surveyors Association and certified at Sellers’ expense to Purchaser and the Title Company.

(c) Within fifteen (15) Business Days following Purchaser’s receipt of the abstract and survey referred in 4.8(b) above, Purchaser shall have the right to notify Seller in writing of any objection to Seller’s title (other than Permitted Encumbrances) that if valid, would render title unmarketable (the “Defect Notice”). Any matters affecting title not timely raised in Purchaser’s Defect Notice shall be deemed Permitted Encumbrances. In the event that Purchaser shall raise written objection to Seller’s title in Purchaser’s Defect Notice, which, if valid would render title unmarketable, Seller shall make reasonable efforts, at no expense to Seller, to eliminate such title defect, but if Seller does not eliminate such title defects, Purchaser’s only rights shall be to (i) cancel this Agreement by giving written notice of such cancellation to Seller and all further obligations under this Agreement shall cease or (ii) accept such title as Seller can convey without reduction in the Real Property Purchase Price. Notwithstanding the foregoing, if Seller shall be able to cure the objection prior to the date set for transfer of title, or if Seller secures a commitment for title insurance from a New York licensed title insurance company at standard rates in face amount equal to the amount of the Purchase Price allocated to the Real Property and the Improvements on Schedule 3.3, to insure marketability of title against the objection raised for the benefit of Purchaser, then Purchaser shall accept insurable title, and Seller shall pay the cost thereof, and in such event this Agreement shall remain and continue in full force and effect. Notwithstanding the foregoing, Purchaser, at its option, may accept such title as Seller may be able to convey, without reduction, credit or allowance against the portion of the Asset and Property Purchase Price allocable to the Real Property and Improvements. Notwithstanding the foregoing, Seller agrees to satisfy any mortgages, judgments or other similar liens against the title to the Real Property, which are curable solely by the payment of money either prior to Closing or simultaneously with Closing by using proceeds from the sale of the Premises by Seller to Purchaser.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

5.1. Organization. Seller is a state chartered stock savings bank, duly organized, validly existing and in good standing under the laws of the State of New York, and it has the requisite corporate power and authority to own the Purchased Assets and carry on its business.

5.2. Authorization. Subject to obtaining all Governmental Approvals, Seller has taken all necessary action to authorize the execution and delivery of this Agreement and Schedules hereto, the performance of all terms and conditions hereof and thereof to be performed by Seller and the consummation of the transactions contemplated hereby and thereby.

5.3. No Violation. Subject to obtaining all Governmental Approvals, neither the execution, delivery and performance of this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto, nor the consummation by Seller of the transactions contemplated hereby and thereby, to the Knowledge of Seller (a) will violate or conflict with (i) any applicable law or order of any government entity, (ii) any judgment, decree, order, statute, law or regulation applicable to Seller, or (iii) any agreement that Seller is a party to or (b) will require any authorization, consent approval, exemption or other action by nor notice to any government entity.

5.4. Binding Agreement. This Agreement is a valid and binding agreement of Seller, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Seller does not violate any law, rule or regulation, conflict with, or result in a breach of any provision or condition, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of any lien, charge, encumbrance or claim upon any of the property of Seller pursuant to the terms of any indenture, contract, mortgage, lien, trust, agreement or other instrument, order, judgment or decree to which Seller is or will be a party, or which are, purport to be, binding upon Seller or of its property or assets.

5.5. Title to Equipment. Except as set forth on the attached Schedule 5.5, Seller has, and at the Closing Date will deliver to Purchaser, good title to all of the Equipment, free and clear of all mortgages, liens, encumbrances and security interests.

5.6. Brokers and Finders Fee. Other than Sandler O’Neill + Partners, L.P., or as further set forth below, no agent, broker, investment banker, consultant, representative or other Person acting on behalf of Seller or under the authority of Seller is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from Seller relating to this Agreement or the transactions contemplated hereby other than the attorneys, accountants and tax or financial advisors of Seller in connection with this Agreement and the transactions contemplated hereby.

5.7. Compliance with Law. The business and operations of the Business are being conducted in compliance with all applicable laws, rules and regulations, orders, permits and judgments of all Governmental Authorities (collectively, the “Laws”), other than those Laws the penalty or liability for the violation of which, if imposed or asserted, would not have a Material Adverse Effect. To Sellers’ Knowledge, Seller has not received any notice of any alleged or threatened claim, violation or liability, which allegation or threat remains outstanding as of the date of this Agreement, under any applicable Law in connection with the operation and business of the Branches the penalty or liability for the violation of which, if imposed or asserted, would have a Material Adverse Effect.

5.8. Legal Proceedings. There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending against Seller as of the date of the Agreement or, to the Knowledge of Seller, threatened as of the date of the Agreement against or affecting Seller, the Purchased Assets or the Assumed Liabilities, (a) which would reasonably be expected to have a Material Adverse Effect, or (b) which would prevent or materially delay Seller from being able to perform their obligations under this Agreement in all material respects.

5.9. Books and Records. To Sellers’ Knowledge, the Records of Seller pertaining to the Branches and the Purchased Assets and the Assumed Liabilities fairly reflect information regarding the Purchased Assets and the Assumed Liabilities necessary for Purchaser to carry on the business of the Branches upon the Closing of the transaction. To Sellers’ Knowledge, such Records have been properly kept and maintained and are in compliance in all material respects with all applicable requirements.

5.10. Certain Labor Matters. Seller is not a party to any employment agreement, severance or similar agreement with any of the Transferred Employees, except for employee benefit plans of general application. Seller is not a party to any union, collective bargaining or similar agreement covering employees at the Branches, and there has not been any written or oral communications to Seller from any labor union, labor relations board or tribunal or any Person or organization purporting to represent present or past employees of Seller at the Branches.

5.11. Fiduciary Obligations. Other than in respect of IRA accounts held in the name of a customer of the Branches, Seller has no trust or fiduciary relationship or obligations in respect of any of the Deposit Account Liabilities or in respect of any other Assets.

5.12. Agreements with Regulatory Authorities. Seller is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority, which order, decree, agreement, memorandum of understanding, commitment letter or submission either (i) could reasonably be expected to prevent or impair the ability of Seller to perform their obligations under this Agreement in any material respect or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

5.13. Limitations on and Disclaimer of Representations and Warranties and Purchaser’s Release in Connection Therewith. Except as otherwise addressed in this Article V, notwithstanding anything to the contrary contained herein or in any other document or agreement delivered in connection herewith:

(a) Seller does not make any representations or warranties, express or implied, as to the physical condition of the Real Property. The Real Property is being sold and or assigned, as applicable, “AS IS”, “WHERE IS”, without recourse and with all faults at the Closing Date.

(b) Seller does not make any representations or warranty, express or implied, of any type or nature with respect to the physical condition of the Real Property and the Improvements and the Real Property and Improvements are being sold or assigned “AS IS”, “WHERE IS” without recourse and with all faults, without any obligation on the part of Seller. Seller has no Knowledge of any violation under any Environmental Law relating to the Real Property or Improvements. Except as otherwise expressly set forth in this Agreement, by closing this transaction, Purchaser hereby releases and agrees to hold harmless Seller, and its officers, directors, shareholders, representatives and agents, and waives any claims which Purchaser may now or hereafter have against Seller relating to the physical condition of the Real Property or the Improvements from and after the Closing, including without limitation with respect to claims under Environmental Laws or with respect to the presence of Hazardous Materials.

(c)

(i) Within thirty (30) days after the date hereof, Purchaser may contract, at its expense, for an initial environmental screening (which may be a phase I environmental report) of the Real Property by an independent third party environmental engineer, but shall not have any right to do any Phase II or other intrusive testing of the Real Property without Seller’s prior written approval, which approval may be withheld by Seller in its sole and absolute discretion. If Purchaser’s Phase I environmental report recommends a Phase II or other further testing and Seller prohibits Purchaser from conducting such report or testing or if any Phase II reporting permitted by Seller evidences any violation of Environmental Law with respect to the Real Property, then Purchaser shall have the right to terminate this Agreement by providing written notice to Seller by no later than the thirtieth (30th) day after the date hereof, time being of the essence hereto. If Purchaser fails to terminate this Agreement within such thirty (30) day period, then Purchaser shall be deemed to have waived all environmental conditions with respect to the Real Property.

(ii) Purchaser shall instruct the independent third party environmental engineer to provide both Purchaser and Seller with a copy of its environmental reports, subject to the maintenance of the confidentiality of such reports. In the event that Seller does not receive the reports described above within forty-five (45) days of the date hereof, Purchaser agrees that it shall have no rights under this Section 5.13(c) and that Seller shall be released from any liability or obligation under this Section 5.13(c).

(iii) All inspections shall be done during normal business hours, in a manner so as to minimize disruption to Seller and tenants or occupants of the Property, and, at Seller’s option, in the presence of Seller or any agent or employee of Seller. The Property shall be restored by Purchaser to substantially the same condition as they were prior to Purchaser’s inspection. All tests or investigations performed by or on behalf of Purchaser will be performed in a good and workmanlike manner and in compliance with all applicable laws. Purchaser or its contractors will maintain (and deliver to Sellers, certificates of,) general liability insurance with coverage of at least $1,000,000.00, naming Sellers as additional insured, prior to entering the Premises to conduct any inspection or investigation.    Purchaser shall indemnify, defend and hold harmless Seller and its agents and employees from any liability, costs, expenses and the like (including without limitation, attorneys’ fees) which may arise in connection with such inspections. The obligations and indemnities set forth in the foregoing sentence shall survive the expiration or termination of this Agreement or the Closing.

(d) Seller makes no representations or warranties to Purchaser as to whether, or the length of time during which, any accounts relating to Deposit Account Liabilities will be maintained by the owners of such Deposit Account Liabilities at the Branch after the Transfer Date.

(e) Except as specifically provided for in this Agreement, Seller disclaim and make no representations or warranties whatsoever with respect to the Property, Bank Employees, Purchased Assets or Assumed Liabilities, express or implied, including, without limitation, any representations or warranties with respect to merchantability, fitness, title, enforceability, collectability, documentation or freedom from Liens (in whole or in part) and disclaim any liability and responsibility for any negligent representation, warranty, statement or information otherwise made or communicated, by oversight or information otherwise made or communicated, by oversight or otherwise (orally or in writing), to Purchaser in connection with the transactions contemplated hereby.

5.14. Included Deposits. The deposit accounts listed on Schedule 1.1(c) constitutes a substantially complete list of all deposit accounts (other than accounts relating to Excluded Deposits) open at the Branches as of the date of this Agreement.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

6.1. Organization. Purchaser is a state chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of New York, and it has the requisite corporate power and authority to own its assets and carry on its business, and, after Closing, to own the Purchased Assets.

6.2. Authorization. Subject to obtaining all Governmental Approvals, Purchaser has taken all necessary action to authorize the execution and delivery of this Agreement and the Exhibits and Schedules hereto, the performance by Purchaser of all terms and conditions hereof and thereof to be performed by Purchaser and the consummation of the transactions contemplated hereby and thereby.

6.3. No Violation. Subject to obtaining all Governmental Approvals, neither the execution, delivery and performance of this Agreement or the other documents and instruments to be executed and delivered by Purchaser pursuant hereto, nor the consummation by Purchaser of the transactions contemplated hereby and thereby (a) will violate or conflict with (i) any applicable law or order of any government entity, or (ii) any judgment, decree, order, statute, law or regulation applicable to Purchaser, or (iii) any agreement that Purchaser is a party to or (b) will require any authorization, consent approval, exemption or other action by nor notice to any government entity.

6.4. Binding Agreement. This Agreement is a valid and binding agreement of Purchaser enforceable in accordance with its terms. Purchaser’s execution, delivery and performance of this Agreement does not and will not violate any law, rule or regulation, conflict with, or result in a breach of any provision or condition, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of any lien, charge, encumbrance or claim upon any of the property of Purchaser pursuant to the terms of any indenture, contract, mortgage, lien, trust, agreement or other instrument, order, judgment or decree to which Purchaser is or will be a party, or which are, purport to be, or will be binding upon Purchaser or their property or assets.

6.5. Brokers and Finders Fee. Except as disclosed in Schedule 6.5 hereto (“Purchaser’s Broker”), no agent, broker, investment banker, consultant, representative or other Person acting on behalf of Purchaser or under the authority of Purchaser is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from Purchaser relating to this Agreement or the transactions contemplated hereby other than the attorneys, accountants and tax or financial advisors of the Purchaser in connection with this Agreement and the transactions contemplated hereby. Purchaser shall be solely responsible for all costs, commissions, fees and expenses associated with or incurred as a result of Purchaser’s Broker and its employees, agents and representatives. Purchaser shall indemnify and hold Seller harmless from and against any claims by, and all costs, commissions, fees and expenses payable to, Purchaser’s Broker and any other broker claiming to have an agreement with Purchaser, in connection with the transactions contemplated by this Agreement.

6.6. Non-Contravention. The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Purchaser do not and, subject to the receipt of all Government Approvals, the consummation of the transactions contemplated by this Agreement, will not constitute (a) a material breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Purchaser or to which Purchaser is subject, which breach, violation or default would have a Material Adverse Effect, or (b) a breach or violation of or a default under the charter or bylaws of Purchaser or to the Knowledge of Purchaser, any material contract to which Purchaser is a party or by which it is bound which breach, violation or default would prevent or materially delay Purchaser from performing its obligations under this Agreement in all material respects.

6.7. Legal Proceedings.  There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to the Knowledge of Purchaser threatened against or affecting Purchaser that could prevent or materially delay Purchaser from performing its obligations under this Agreement in all material respects.

6.8. Agreements with Regulatory Authorities. Purchaser is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority, that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission, which order, decree, agreement, memorandum of understanding, commitment letter or submission either (i) could reasonably be expected to prevent or impair the ability of Purchaser to perform its obligations under this Agreement in any material respect or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

ARTICLE VII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

7.1. Conditions Precedent to Purchaser’s Obligation. The obligation of Purchaser to proceed with Closing is subject to the satisfaction at or prior to Closing of the following conditions, any one or more of which may be waived in writing in whole or in part by Purchaser (except as to the condition described in Section 7.1(a)):

(a) To the extent required by applicable law or regulation, all Government Approvals shall have been obtained in writing and shall not contain any Material Condition affecting Purchaser, and any waiting periods mandated by the Government Approvals shall have been satisfied, for the valid consummation of the transactions contemplated by this Agreement shall have been satisfied, and all of the notices required to be given under Section 8.2 below shall have been given.

(b) On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided.

(c) No suit or other proceeding shall be pending or threatened by any third party before any court or governmental agency of competent jurisdiction seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this agreement.

(d) Seller shall have complied in all material respects with each of the covenants and agreements contained in this Agreement, which are required to be performed or complied with by Seller on or prior to the Closing Date.

(e) The representations and warranties made by Seller herein or in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date; provided, however, that the representations and warranties made by Seller herein or in any certificate or other document delivered pursuant to the provisions hereof shall be deemed to be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on the Closing Date, unless the failure to be so true and correct would have a Material Adverse Effect.

7.2. Conditions Precedent to Seller’s Obligation. The obligation of Seller to proceed with Closing is subject to the satisfaction at or prior to Closing of the following conditions, any one or more of which may be waived in writing in whole or in part by Seller (except as to the condition described in Section 7.2(a)):

(a) To the extent required by applicable law or regulation, all Government Approvals shall have been obtained in writing and shall not contain any Material Condition affecting Seller, and any waiting periods mandated by the Government Approvals shall have been satisfied, for the valid consummation of the transactions contemplated by this Agreement shall have been satisfied, and all of the notices required to be given under Section 8.2 shall have been given.

(b) On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided.

(c) No suit or other proceeding shall be pending or threatened by any third party before any court or governmental agency of competent jurisdiction seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this agreement.

(d) No suit or other proceeding shall be pending or threatened by any third party before any court or governmental agency seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

(e) Purchaser shall have complied in all material respects with each of its covenants and agreements contained in this Agreement which are required to be performed or complied with by it on or prior to the Closing Date.

(f) The representations and warranties made by Purchaser herein or in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date provided, however, that the representations and warranties of Purchaser herein or in any certificate or other document delivered pursuant to the provisions hereof shall be deemed to be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on the Closing Date, unless the failure to be so true and correct would have a Material Adverse Effect on Purchaser’s ability to consummate the transactions contemplated by the Agreement.

7.3. Pre-Closing Knowledge of Seller. Subject to Section 10.1(d) of this Agreement, if Salvatore Marranca, the Purchaser’s President, C. William Green, its Sr. Vice President and Chief Operating Officer or Greg Wojtowicz, its Controller, becomes aware, prior to Closing, of a breach of any of Sellers’ representations, warranties or covenants made pursuant to this Agreement or any agreement, certificate or document ancillary hereto and nevertheless proceeds to Closing, such breach shall be deemed waived by Purchaser, shall not be subject to indemnification pursuant to Article IX of this Agreement and Purchaser shall have no rights or claims against Seller with respect thereto.

ARTICLE VIII.

COVENANTS AND OTHER AGREEMENTS

8.1. Publication and Government Approvals.

(a) Within twenty (20) days of the execution of this Agreement, Purchaser shall publish a notice of the transaction contemplated hereunder to the extent required by applicable federal and/or state law.

(b) Seller and Purchaser shall cooperate with each other to prepare and file all necessary Government Approvals necessary or advisable to consummate the transactions contemplated by this Agreement. Prior to submission to the applicable Governmental Authority, Seller and Purchaser agree to use reasonable efforts to allow the other party to review and comment upon any application or other materials proposed to be submitted to a Governmental Authority.

(c) Within twenty (20) days from the date of this Agreement, each party shall file for all Government Approvals to be obtained by it. Seller and Purchaser shall provide all information and documentation required to be submitted by it in connection with such Government Approvals or otherwise.

(d) Seller and Purchaser shall use diligent and commercially reasonable efforts to promptly obtain all Government Approvals and to meet all appropriate legal and other requirements. Further, Seller and Purchaser will keep the other apprised of the status of all Government Approvals and any material communications, including, without limitation, the approval or denial of a Government Approval, from a Governmental Agency relating to a Government Approval.

8.2. Notices to Depositors.

(a) Following the receipt of all of the Government Approvals, Seller shall prepare and deliver a letter notifying all Depositors that Purchaser will assume the liability for the Deposit Accounts on the Closing Date, subject to the satisfaction of the conditions to Closing contained herein (“Seller’s Notice”). After Seller has delivered Seller’s Notice to all Depositors, but prior to the Closing Date, Purchaser shall prepare and deliver a letter to all Depositors, in form and substance satisfactory to Seller, setting out the details of Purchaser’s assumption and administration of the Deposit Accounts after Closing (“Purchaser’s Letter”). Purchaser’s Letter also shall (i) request that each Depositor cease writing checks or drafts against Seller's Deposit Account immediately following the Closing Date, and (ii) include check order forms, replacement checks bearing Purchaser's transit and routing number (the cost of which checks shall be borne by Purchaser and not charged to the Depositors) and any other documents to be signed by the account holder to establish a similar account with Purchaser. Each party shall bear the cost of its own mailing. Seller agrees to provide appropriate mailing lists and accompanying electronic data files in order to facilitate the mailing of Purchaser’s Letter. Following the Final Approval Date, Purchaser shall also be entitled to provide solely at its own expense such other notices or communications to Depositors relating to the transactions contemplated hereby as may be required by law; provided that the text of any such notice or communication and the timing of such notice or communication which is provided prior to the Closing shall be approved in advance by Seller, which approval shall not unreasonably be withheld or delayed.

(b) Following the receipt of all Government Approvals, but no later than ten (10) days prior to the Closing Date, Purchaser, at its expense, shall mail to each Depositor for which an ATM Card was issued: (i) a letter prepared by Purchaser, and approved and reasonably satisfactory to Seller, notifying the Depositor of the transfer of his or her account to Purchaser and requesting that the Depositor cease use of his or her ATM card bearing Seller's name as of the Closing Date; and (ii) a replacement ATM card issued in the name of Purchaser and any other documents necessary for the ATM card holder to use the replacement ATM card after the Closing Date. Purchaser acknowledges that effective as of the close of business on the Closing Date, Seller shall invalidate the use of the ATM cards issued by Seller to the Depositor.

8.3. Deposit Accounts.

(a) Purchaser agrees to open an account in the name of each Depositor in an amount equal to the Deposit Account Liability for such Depositor’s Deposit Account, containing terms and conditions the same as applicable to such Deposit Account prior to the assumption thereof by Purchaser pursuant to this Agreement.

(b) From the Closing Date and thereafter, Purchaser shall pay all properly drawn checks, drafts and non-negotiable withdrawal orders timely presented to it by Depositors whose deposits or accounts on which such items are drawn are Deposit Accounts. Payment of the foregoing shall be made without regard to whether the items are drawn on the check or draft forms provided by Seller or by Purchaser. Further, Purchaser shall, in all other respects, discharge the duties and obligations of Seller with respect to the Deposit Account Liabilities.

(c) If a Depositor does not accept Purchaser’s obligation to assume the liability of its Deposit Account and such Depositor asserts a claim against Seller for all or a portion of such Deposit Account Liability, Purchaser agrees on demand to provide to Seller funds sufficient to pay such claim.

(d) Automated Clearing House Transactions (“ACH”) shall be handled as follows:

(i) Losses due to reclamation requests against assumed accounts that are closed or have insufficient funds to cover a reclamation request will be absorbed by Seller if the reclamation is against a credit received on or prior to the Closing Date, and by Purchaser if against a credit received after the Closing Date. Purchaser shall be responsible for processing and responding to any reclamation against deposit accounts that were transferred to Purchaser, that are open and have sufficient funds to cover the reclamation request. Purchaser shall notify Seller within 20 days of receipt of a reclamation for an account that is closed or has insufficient funds to cover the reclamation. The method of notification will be the original reclamation paperwork containing the appropriate certifications and signatures. A check payable to Seller (Treasury) will accompany the reclamation if partial payment can be made.

(ii) Prior to Closing, Seller and Purchaser will develop a methodology by which ACH items received by Seller after Closing will be electronically redirected to Purchaser. For a period of ninety (90) days following the Closing Date, Seller agrees to continue to accept and immediately forward to Purchaser all automated clearinghouse entries and corresponding funds. Seller also agrees to include the originator identification number, and Purchaser agrees to immediately notify and instruct the originator of the ACH to reroute the entries directly to Purchaser. Seller shall use its reasonable best efforts to telecopy or deliver to Purchaser by 1:00 p.m. Eastern Time of each Business Day, a summary of ACH items received during such business day including claim number, suffix, if applicable, source name, trade ID, company ID, client name and effective date. After the 90-day period, Seller may discontinue accepting and forwarding ACH entries and return them to the originators marked “Account Sold to Another DFI.” Purchaser shall indemnify Seller against any losses arising out of or related to any account overdrafts that may thereby be created.

(iii) The Seller will generate notifications of change for all transactions received after the sale for a period not to exceed 90 days.

(iv) For a period of 60 days following the Closing, Seller will cooperate with all reasonable requests of the Purchaser to process customer claims or returns with respect to unauthorized transactions or transactions misdirected to an entity other than the Purchaser relating to the transfers of ACH transactions contemplated in this Section 8.3(d). Seller shall have no liability or obligations with respect to any claims or returns arising from or relating to acts or omissions of the Purchaser.

(e) No later than five (5) business days following the Closing Date, Seller shall provide to Purchaser information regarding all “B” notices (TINs do not match) and “C” notices (underreporting/IRS imposed withholding) received by it from the IRS regarding any of the accounts included within the Deposits Liabilities and for a period of 180 days following the Closing Date, Seller shall provide information regarding all notices received by Seller from the IRS releasing withholding restrictions on the accounts related to the Deposit Account Liabilities. Any amounts required by any governmental agency to be withheld from any of the accounts included within the Deposits Liabilities (the “Withholding Obligations”) or any penalties imposed by any governmental agency will be handled as follows:

(i) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or prior to the Closing Date will be withheld and remitted by Seller, and any other sums withheld by Seller pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by Seller to the appropriate governmental agency on or prior to the time they are due; and

(ii) Any Withholding Obligations required to be remitted to the appropriate governmental agency after the Closing Date with respect to Withholding Obligations after the Closing Date and not withheld by Seller shall be withheld and remitted by Purchaser.

(iii) Any penalties described in penalty notices from the IRS or any similar penalties that relate to Deposit accounts for periods up to and including to the Closing Date will, subject to provisions hereof, be paid by Seller Any penalties described in penalty notices from the IRS or any similar penalties that relate to Deposit accounts for periods after the Closing Date will, subject to provisions hereof, be paid by Purchaser. Purchaser and Seller shall cooperate with each other in providing copies of penalty notices on a timely basis and other information which the other party may request in order to challenge such penalties.

(iv) Seller agrees that for a period of up to ninety (90) days after Closing it will repurchase from Purchaser any Negative Deposits purchased by Purchaser at the Closing for the price paid by Purchaser in the event such Negative Deposit has not become fully collected by Purchaser within sixty (60) days of Closing.

8.4. Honor of Checks Post-Closing.

(a) From and after the Closing Date, Purchaser shall (i) pay all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits and other withdrawal orders presented to Purchaser by Deposit Account Liability customers, whether drawn on checks, negotiable orders of withdrawal, drafts, or other withdrawal order forms provided by Seller or by Purchaser and (ii) in all other respects discharge, in the usual course of the banking business, all of the duties and obligations of Seller with respect to the balances due and owing to the Customers who have Deposit Account Liabilities. If any Depositor who has a Deposit Account Liability account draws checks, drafts, or negotiable orders of withdrawal against the Deposit Account Liabilities, which are presented or delivered to Seller not later than ninety (90) days after the Closing Date, Seller shall use its commercially reasonable efforts to batch all such checks, drafts, negotiable orders of withdrawal, or other withdrawal order forms and to deliver the same to Purchaser at Purchaser’s sole expense. Purchaser acknowledges that any delay, failure, or inability on its part to comply with the obligations imposed upon it as a depository institution under applicable federal or state law, with regard to such checks, drafts, negotiable orders of withdrawal or other withdrawal orders shall not result in any liability or obligation of Seller and shall not affect any of the rights of Seller under this Agreement. Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts, negotiable orders of withdrawal or other withdrawal orders and any such representations or warranties implied by law are hereby disclaimed and are the responsibility of Purchaser, except that Seller shall be chargeable with the warranties and representations implied by law with respect to any such check, draft, negotiable orders of withdrawal order, or other withdrawal order, which is paid by Seller over the counter.

(b) Purchaser hereby acknowledges that if, after the Closing Date, any Depositor who has a Deposit Account Liability, instead of accepting the obligation of Purchaser to pay the Deposit Account Liabilities (including Accrued Interest thereon) shall demand payment from Seller for all or any part of any such Deposit Account Liabilities (including Accrued interest thereon), Seller shall not be liable or responsible for making such payment.

8.5. Seller’s Marks. Purchaser acknowledges that Seller is the owner of all right, title and interest in and to the Seller Marks. Purchaser agrees that neither it nor any of its affiliates will use the name “Greater Buffalo Savings Bank” or any similar name, or any of Seller’s Marks, in connection with any business or activity engaged in by Purchaser or any of its affiliates.

8.6. Records. Following the Closing, Purchaser shall promptly provide to Seller and their agents and representative copies of any Records relating to the Branches as Seller reasonably request, and shall allow Seller and their agents and representative to inspect and duplicate Purchaser’s Records relating to the Branches, the Purchased Assets, the Property and/or a Deposit Account.

8.7. Employees and Employee Benefits.

(a) Effective as of the Closing Date, Seller shall terminate all employees of the Branches. After the Final Approval Date, Purchaser shall determine the Bank Employees to whom Purchaser will offer employment beginning as of the Closing Date, upon terms and conditions described in subsection 8.7(b)below and subject to the Closing. Prior to the Closing, Purchaser may interview any Bank Employee regarding employment with Purchaser. Transferred Employees will be subject to the employment terms, conditions and rules applicable to other similarly situated employees of Purchaser. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Transferred Employee.

(b) Purchaser shall provide each Transferred Employee with the following:

(i) Each Transferred Employee will be eligible to participate in any qualified profit sharing plan/401(k) plan or plans of Purchaser, if he or she is eligible based on each plan’s eligibility criteria as of the close of business on the Closing Date. Purchaser shall credit each Transferred Employee with the period of years of service with Seller, its Affiliates and predecessors in determining eligibility to participate, vesting and level of matching contributions in such plan or plans;

(ii) Each Transferred Employee will be eligible to participate in the Purchaser’s qualified pension plan or plans, if he or she is eligible based on each such plan’s eligibility criteria as of the close of business on the Closing Date. Purchaser shall credit each Transferred Employee with the period of years of service with Seller, its Affiliates and predecessors in determining eligibility to participate, vesting and eligibility to receive benefits (but not accrual of benefits under any defined benefit plan) in Purchaser’s pension plan(s); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit for any period of service;

(iii) Each Transferred Employee will receive credit for years of service with Seller, its Affiliates and predecessors for purposes of calculation of benefits and waiting period eligibility in Purchaser’s other miscellaneous benefits programs not specifically covered by other subparagraphs of this section, including but not limited to, vacation, severance, leaves of absence, education assistance, sick leave, short and long-term disability plans and other similar benefits;

(iv) On the Closing Date, each Transferred Employee will become eligible, in accordance with the conditions and limitations of Purchaser’s health and welfare plans to participate in Purchaser’s health and welfare plans on the same basis as other similarly situated employees of Purchaser. To the extent Purchaser’s plans permit, Purchaser will waive any pre-existing condition limitations with respect to such Transferred Employee and his or her dependents under such plans.

(v)  provide any evidence of insurability to the extent possible under existing arrangements with Purchaser’s carriers.

8.8. Confidentiality. Except as required by applicable law or any Governmental Authority or as necessary to carry out its obligations under Sections 8.1 and 8.2 of this Agreement, Purchaser shall not disclose any Confidential Information or the existence of this Agreement or the transactions contemplated hereunder, and shall maintain all Confidential Information and the existence of this Agreement and the transactions contemplated hereunder in strict confidence in accordance with the procedures it uses to protect its own information of a similar nature.

8.9. Further Assurances. From time to time, at a party’s reasonable request, an other party shall execute and deliver such further instruments of conveyance, transfer and assignment, and take such other action as may be reasonably requested in order to complete and effect the transactions contemplated herein.

8.10. Conduct of Business. From the date hereof through the Closing Date, Seller shall (unless Seller receives Purchaser’s written consent) (a) conduct their business relating to the Purchased Assets and Assumed Liabilities in the usual, regular and ordinary course consistent with past practice, (b) use reasonable efforts, consistent with past practice, to maintain and preserve intact its relationships generally with Seller’s Bank Employees and Depositors; provided, however, that any salary increases with respect to Bank Employees shall be in the ordinary course of business consistent with Seller’s past practices, (c) not intentionally take any action which would adversely affect the ability of any party hereto to obtain any Government Approval or to perform its covenants and agreements under this Agreement, which shall not be deemed to include the providing of any submission or filing with any Government Authority, (d) perform, consistent with past practice, their material obligations, commitments, and contracts relating to the operation of the Branch except as modified in accordance with the terms of this Agreement, (e) not modify or terminate any material contract obligations relating to the Branches, except in accordance with their contractual terms and in accordance with customary and past practice, (f) operate the Branches in material compliance with all current legal or statutory provisions, (g) not dispose of any assets or liabilities of the Branches except in the ordinary course of business consistent with past practice, (h) not materially alter any of Seller’s policies or practices of the Branches between the date of this Agreement and the Closing Date with respect to the rates, fees, charges, or level of services available at or to Depositors of the Branches except for such alterations as may be instituted generally for similar branch offices of Seller and in accordance with ordinary course of business consistent with past practice, and (i) not make any capital expenditures in excess of $5,000 with respect to the Branches without Purchaser’s written consent, which will not be unreasonably withheld; provided, however that Seller shall be under no obligation to advertise or promote new or substantially new customer services in the principal market area of, or for the benefit of, the Branches; provided, further, that Seller shall pay interest on the Deposit Account Liabilities at rates which are determined in the ordinary course of business consistent with Seller’s past practices. Notwithstanding anything in this Section 8.10 to the contrary, Seller shall have the right during the term of this Agreement to offer any rates, programs, products, fees, level of service or promotions as are being offered at all of the branches of Seller, and in no event shall same be deemed a violation of the terms of this Section 8.10.

8.11. Nonsolicitation of Employees.

(a) In consideration of the consummation of the transactions contemplated hereby, Seller and its Affiliates agree that, for a period of one year following the Closing Date, they shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Purchaser, or otherwise interfere with Purchaser’s employment relationship with any Transferred Employee; provided, however, that this Section 8.11 shall not apply (i) if any such employee has been terminated by Purchaser or any of its Affiliates for any reason or (ii) if such employee is hired by Seller or any of its Affiliates as a result of a general solicitation for employment in newspaper advertisements or other periodicals of general circulation not specifically targeted to employees of Purchaser.

(b) In consideration of the consummation of the transactions contemplated hereby, Purchaser and its Affiliates agree that, for a period of one year following the Closing Date, they shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Seller, or otherwise interfere with Seller’s employment relationship with any of its employees; provided, however, that this Section 8.11 shall not apply (i) if any such employee has been terminated by Seller or any of its Affiliates for any reason or (ii) if such employee is hired by Purchaser or any of its Affiliates as a result of a general solicitation for employment in newspaper advertisements or other periodicals of general circulation not specifically targeted to employees of Seller.

8.12. Maintenance of Property.

(a) Except as otherwise permitted or required hereunder, Seller shall operate the Property in substantially the same manner as prior to entering into this Agreement and keep the Property in substantially the same condition as on the date hereof, subject to normal wear and tear; provided, however, that Seller shall have no obligation to make any capital repairs, capital expenditures or capital improvements to the Property unless specifically required under this Agreement, except that Seller shall maintain as currently maintained all building and mechanical systems in reasonably satisfactory working order and otherwise in material compliance with applicable ordinances and regulations;

(b) Seller shall not create, grant, accept or enter into a lease, use and occupancy arrangement, easement, option to purchase, right of first refusal or other agreement with respect to all or any portion of the Property without prior written notice to and consent of Purchaser, or enter into any material service contract or material equipment lease that does not by its terms expire or that cannot be canceled on or prior to the Closing Date (without expense to Purchaser); and

(c) Seller shall make reasonable efforts to maintain the Property in material compliance with all laws, statutes, ordinances, rules, regulations, covenants and restrictions applicable thereto and shall promptly notify Purchaser of all written notices of violations thereof received by Seller and the nature and extent of the same; provided, however, Seller shall not be obligated to remedy any such violation.

8.13. Access by Purchaser. Seller shall provide Purchaser and its representatives, accountants and counsel reasonable access, during normal business hours and upon reasonable notice to Seller at least 24 hours in advance, to the Branches, Bank Employees, Records, including depository records, loan files with respect to overdraft lines of credit, and Negative Deposits and all other documents and other information concerning the Branches, the Purchased Assets, the Assumed Liabilities and the Transferred Employees (other than personnel files) as Purchaser may reasonably request; provided that all such requests must be to the Chief Financial Officer of Seller, or such other persons as the Chief Financial Officer of Seller may designate, in writing, to Purchaser; and provided, further, that a representative of Seller shall be permitted to be present at all times. Seller agrees to make Transferred Employees available to be interviewed by Purchaser and to make personnel files for any Transferred Employee available to Purchaser for review to the extent permitted by law and authorized in writing by the Transferred Employee. Notwithstanding the foregoing, in no event shall Seller be required to provide (a) any information which Seller, in its sole discretion deems proprietary, including without limitation, Seller’s “credit scoring” system, branch or credit practices, policies or procedures, or staffing models, (b) any information the provision of which to Seller is prohibited by applicable law, (c) any information that is protected by the attorney-client privilege, or (d) its or any of its Affiliates’ tax returns.

8.14. Communications to Employees, Training.

(a) Seller and Purchaser agree that meetings may be held at the Branches on such date and at such time as Purchaser and Seller shall mutually agree, to allow a representatives of Seller and Purchaser to announce Purchaser’s proposed acquisition of the Branches and Purchased Assets to the Bank Employees. Seller and Purchaser shall mutually agree as to the date and time of such meeting, and the scope and content of all communications to the Bank Employees. Except as specifically provided in Section 8.13 and in this Section 8.14, in no event shall Purchaser contact any Bank Employee without the prior written consent of the Chief Financial Officer of Seller, which consent may not be unreasonably withheld, except those Bank Employees designated in writing by Seller to handle certain transition issues.

(b) At times mutually agreed to by Seller and Purchaser following the initial announcement described in Section 8.14(a), Purchaser shall be permitted to meet with the Bank Employees to discuss employment opportunities with Purchaser, provided that representatives of Seller shall be permitted to attend any such meeting. From and after the Final Approval Date, Purchaser shall also be permitted to conduct training sessions outside of normal business hours or at other times as Seller may agree, with the Bank Employees and may, at Seller’s sole option, conduct such training seminars at the Branches; provided that Purchaser shall schedule such training sessions in a manner which does not unreasonably interfere with Seller’s normal business operations. Purchaser shall reimburse the Bank Employees for reasonable transportation costs to and from the locations where Purchaser shall train such employees and compensate the Bank Employees or reimburse Seller at the Bank applicable standard or overtime rates for the time spent in such training.

8.15. Delivery of Purchaser’s Check Forms. Following the Final Approval Date, but not less than five Business Days prior to the Closing Date, Purchaser shall, at its sole cost and expense, notify by first class U.S. mail all Depositors, who have a Deposit Account Liability, in a form reasonably acceptable to Seller, of Purchaser’s assumption of the Deposit Account Liabilities (other than Article I Deposits) (which shall include a notification to those Deposit Account Liability Depositors whose accounts are then covered by any type of overdraft protection offered by Seller, including but not limited to Advance Lines, that from and after the Closing Date all such overdraft protection from Seller shall terminate) and Purchaser, at its sole cost and expense, shall furnish each such Depositor with information on the delivery of new checks, deposit tickets, or other similar instruments, which shall be appropriately encoded with Purchaser’s routing number.

8.16. Uncollected Checks Returned to Seller.  From and after the Closing Date, Purchaser shall promptly pay to Seller an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts, or any other withdrawal orders (net of the applicable deposit premium paid by Purchaser with respect to the Deposit Account Liabilities represented by any such instrument) (“Items”) credited as of the close of business on the Closing Date to any Deposit Account Liabilities which are returned uncollected to Seller after the Closing Date and which shall include an amount equivalent to holds placed upon such Deposit Account Liabilities for Items cashed by Seller (net of the applicable deposit premium paid by Purchaser with respect to the Deposit Account Liabilities represented by any such instrument), as of the close of business on the Closing Date which Items are subsequently dishonored; provided, however, that if Seller shall have failed to make or properly reflect in the information provided to Purchaser any provisional credit or hold on any such Deposit Account Liabilities in respect of uncollected funds represented by any such Item, Purchaser’s obligations under this Section 8.16 in respect of such Item shall be limited to the amount of collected funds in such Deposit Account Liabilities.

8.17. New Telephone Numbers. Seller shall, no later than five (5) days prior to the Closing Date, change the billing address for all telephone numbers used at the Branches to Purchaser’s billing address for all charges incurred subsequent to the Closing Date.

8.18. Signage. During the two day period immediately preceding the Closing Date, Seller shall cooperate with any commercially reasonable request of Purchaser directed to accomplishing the installation of signage of Purchaser’s choosing at the Branches prior to the Closing Date; provided, however, that all such installations shall be at the sole cost and expense of Purchaser, that such installation shall be performed in such a manner that does not significantly interfere with the normal business activities and operations of the Branches, that such signage complies with all applicable zoning and permitting laws and regulations, and that all such installed signage shall be covered in such a way as to be unreadable at all times prior to the Closing; and provided further, however, that in the event that this Agreement is terminated prior to the Closing for any reason, Purchaser shall promptly remove all signage that it has installed or which otherwise contains Purchaser’s name and restore Seller’s signage to its condition prior to Purchaser’s installation of its signage. After the Closing, Purchaser: (i) shall, at its sole cost and expense, remove all of Seller's existing signage at the Branches, and (ii) may, at its sole cost and expense, install signage at the Branches of Purchaser's choosing.

8.19. Actions With Respect to IRA Deposit Account Liabilities.

(a) On or before the Closing Date, Seller shall (i) resign as of the close of business on the Closing Date as the trustee or custodian, as applicable, of each IRA included in the Assumed Liabilities of which it is the trustee or custodian, (ii) to the extent permitted by the documentation governing each such IRA and applicable law, appoint Purchaser as successor trustee or custodian, as applicable, of each such IRA, and Purchaser hereby accepts each such trusteeship or custodianship under the terms and conditions of Purchaser’s plan documents for its IRA, and assumes all fiduciary and custodial obligations with respect thereto as of the close of business on the Closing Date, and (iii) deliver to the IRA grantor of each such IRA such notice of the foregoing as is required by the documentation governing each such IRA or applicable law. Purchaser shall be solely responsible for delivering its IRA documents to the applicable IRA grantor, including but not limited to a beneficiary designation form to be completed by the applicable IRA grantor; provided, however, that in the event that an IRA grantor participant dies before such time as Purchaser receives a properly completed beneficiary designation form, Seller shall make available to Purchaser such information as may exist in Seller’s files regarding any beneficiary designation it may have regarding such decedent. If, pursuant to the terms of the documentation governing any such IRA or applicable law, (X) Seller is not permitted to appoint Purchaser as successor trustee or custodian, or the IRA grantor named fiduciary objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Purchaser, or (Y) such IRA includes assets which are not Deposit Account Liabilities and are not being transferred to Purchaser or the assumption of such deposit liabilities included in such IRA would result in a loss of qualification of such IRA under the Code or applicable IRS regulations, all deposit liabilities of Seller held under such IRA shall be excluded from the Deposit Account Liabilities. Upon appointment as a successor custodian for such IRA Deposit Account Liabilities or as a successor trustee for such IRAs, Purchaser shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Code and applicable Federal and state laws and regulations.

(b) To the extent the Deposit Account Liabilities include certain IRAs that are required to make certain periodic distributions to the IRA account owner (or beneficiary) either at the account owner’s or participant’s request or because the account owner or participant has attained age 70½, effective as of the Transfer Date, Purchaser agrees to continue to make such periodic distributions in accordance with the reasonable distribution instructions forwarded by Seller to Purchaser. Purchaser hereby assumes the obligation to pay each minimum distribution required by federal law by December 31 of the calendar year in which the Closing occurs and, in consideration thereof, Seller agrees not to withhold the amount of such distributions from the aggregate amount of the Deposit Liabilities.

(c) Prior to the Closing Date, Seller shall provide to Purchaser copies of all plan documents and beneficiary designation forms in Seller’s possession with respect to the IRAs.

8.20. Bulk Transfer Laws. Seller and Purchaser hereby waive compliance with any applicable bulk transfer laws. If by reason of any applicable bulk sales law any claims are asserted by creditors of Seller, such claims shall be the responsibility of Purchaser in the case of claims arising under any of the Purchased Assets or Assumed Liabilities.

8.21. Seller’s Statements to Depositors. Seller, at its sole cost and expense, shall at its next scheduled mailing date issue standard account statements as of the Closing Date for each statement Savings, NOW and checking account included in the Deposit Account Liabilities. Passbook information not posted to a Depositor passbook as of the Closing Date shall be provided to Purchaser by written report or by such other means as the parties may agree upon. Purchaser agrees to be responsible for posting all passbook entries reflected in such reports.

8.22. Equipment Conversion and Installation. From and after the fourteenth (14th) day prior to the Closing Date, Seller agrees to cooperate with Purchaser and its agents in order to facilitate installation of teller and other operating equipment in the Branch, provided that such installation shall be at Purchaser’s sole cost and expense and shall be planned so as not to interfere significantly with Seller’s normal business activities, and provided further, that if this Agreement is terminated, the removal of the equipment and the return of the Branches to its previous condition shall be at the expense of the Purchaser.

8.23. Post-Closing Settlement. Seller and Purchaser agree to cooperate to assure appropriate settlement of point of sale debit card transactions relating to Deposit Account Liabilities settled following the Closing Date. Seller and Purchaser agree to cooperate with respect to any other items relating to Deposit Liabilities that come into Seller’s possession following the Closing Date.

8.24. Data Processing.

(a) Seller and Purchaser shall convert account information as to Deposit Account Liabilities and the or loans or overdraft lines of credit to be effective the first Business Day following the Closing in accordance with the Data Processing Conversion Plan that will be attached hereto as Schedule 8.24 within thirty (30) days of the execution of this Agreement. Purchaser shall pay Seller for services rendered to Seller by outside third-parties in connection with the de-conversion of the Branches’ electronic data to a format that can be utilized by Purchaser for and following the Closing of this Agreement, provided that in no event will such costs exceed $ . Schedule 8.24 lists the outside third-parties referred to in this Section 8.24 and an estimate of the costs associated with the services to be provided by the Outside third-parties.

(b) All tasks and obligations concerning the provision of data processing services to or for the Branches after the Closing Date, other than those specifically set forth in, and to the extent assumed by Seller pursuant to Schedule 8.24 hereof shall be performed solely and exclusively by the Purchaser. Purchaser acknowledges its assumption of all such tasks and obligations, and further acknowledges that any delay, failure or inability on its part to perform such tasks or comply with such obligations, except as and to the extent attributable to any delay, failure or inability on the part of Seller in performing those tasks or complying with those obligations specifically set forth in, and to the extent assumed by Seller pursuant to, Schedule 8.24 hereof shall not result in any liability or obligation of Seller and shall not affect any of the rights of Seller under this Agreement.

8.25. Deposit Histories. In case of any dispute with or inquiry by any Depositor whose Deposit Account Liability is included in the Assumed Liabilities, which dispute or inquiry relates to the servicing of such account by Seller prior to the date for which a deposit history has been provided to Purchaser, Seller will provide Purchaser, where available and to the extent reasonably requested by Purchaser and not already provided to Purchaser, information regarding the Deposit Account Liability and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Purchaser to respond to such Depositor within a period of time and in a manner which would comply with standard banking practices and customs and all applicable laws.

8.26. Post-Closing Cooperation Generally. Whether or not specifically addressed in this Article VIII, Seller and Purchaser agree to cooperate in a commercially reasonable manner to assure an orderly transition of the Branches’ operations and the Purchased Assets from Seller to Purchaser.

8.27. Nonsolicitation.

(a) For a period of three years following the Closing Date, Seller shall not directly and willfully solicit any Depositor (which for purposes of this Section 8.27 shall not include the owner of any Excluded Deposit or any Depositor who was a depositor in any branch of the Seller other than the Branches on the Closing Date or who was a borrower of the Seller with respect to any loans or other extensions of credit not included in the Purchased Assets on the date of Closing), or seek to directly entice any Depositor, through a solicitation targeted at such Depositor, to open accounts or otherwise transact business with Seller. Notwithstanding the foregoing sentence, Seller and its affiliates shall be permitted to (a) engage in advertising, solicitations or marketing campaigns, programs or other efforts not primarily directed to or targeted at the Depositors, including without limitation such campaigns, programs or efforts in connection with lending, deposit, safe deposit, trust or other financial services relationships with such Depositors, (b) engage in other lending, deposit, safe deposit, trust or other financial services relationships, (c) engage in any non-banking services, including insurance, employee benefits, investment advisory and wealth management services, (d) respond to unsolicited inquiries, and (e) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

(b) For a period of two years following the Closing Date, Seller agrees that it will not establish a branch office or loan or deposit production office in Cattaraugus or Chautauqua Counties, provided, however, that nothing herein will prohibit the acquisition by the Seller from a third party of an already established branch office or loan or deposit production office in Cattaraugus or Chautauqua Counties.

ARTICLE IX.

INDEMNITY

9.1. Seller Indemnity. Except as provided in Sections 5.13(b) and 2.5, Seller shall indemnify, hold harmless and defend Purchaser, its affiliates, and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees from and against all claims, losses, liabilities, demands and obligations of any nature whatsoever (including reasonable legal fees and expenses) (collectively, “Damages”) which Purchaser or any of its affiliates or their respective successors, permitted assigns, directors, shareholders, officers, agents or employees shall receive, suffer or incur, to the extent they result from:

(a) Any liability of Seller which is not an Assumed Liability;

(b) Any claim, suit or proceeding brought by a third-party against the Purchaser after the Closing and arising out of, or resulting from, acts or omissions of the Seller occurring prior to the Closing Date and relating to the operation of the Branches or the ownership or use of the Purchased Assets (except for Assumed Liabilities) prior to the Closing Date;

(c) The breach of any representation or warranty made by Seller in this Agreement, which breach has not been waived pursuant to Section 7.3 above; or

(d) The breach of any covenant or other agreement made by Seller in this Agreement, which breach has not been waived pursuant to Section 7.3 above.

9.2. Purchaser Indemnity. Purchaser shall indemnify, hold harmless and defend Seller, their affiliates and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees from and against all Damages which Seller or any of their affiliates or their respective successors, permitted assigns, directors, shareholders, officers, agents or employees shall receive, suffer or incur, arising out of or resulting from:

(a) Any liability of Purchaser or any Assumed Liability;

(b) Any claim, suit or proceeding brought by a third-party against the Seller after the Closing and arising out of, or resulting from, acts or omissions of the Purchaser occurring on or after the Closing Date and relating to the operation of the Branches or the ownership or use of the Purchased Assets on or after the Closing Date;

(c) The breach of any representation or warranty made by Purchaser in this Agreement; or

(d) The breach of any covenant or other agreement made by Purchaser in this Agreement.

9.3. Indemnification Procedure. If a party entitled to indemnification hereunder (“Indemnified Party”) is aware that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article IX (whether or not the amount of the claim is then quantifiable), such Indemnified Party shall promptly give written notice thereof, describing in reasonable detail the nature of the claim, demand or circumstance, to the other party (“Indemnitor”), and the Indemnified Party will thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent, if any, that the Indemnitor’s rights shall have been prejudiced or the Indemnitor’s liability shall have been materially increased thereby; and provided, further, that with respect to representations and warranties contained in or made pursuant to this Agreement notice must be given prior to the end of the nine (9) month survival period set forth in Section 9.6 below. In case any such action, suit or proceeding is brought against an Indemnified Party, the Indemnitor shall be entitled to participate in (and, in its discretion, to assume) the defense thereof with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the Indemnitor if, in the good faith judgment of the Indemnified Party’s counsel, representation by the Indemnitor’s counsel may present a conflict of interest or there may be defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnitor. In no event shall Indemnitor be liable for the fees and expenses of more than one counsel, separate from its own counsel, for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same allegations or circumstances. The Indemnitor will not settle any claim, action, suit or proceeding which would give rise to the Indemnitor’s liability under its indemnity unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a release of the Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party and its counsel, from all liability with respect to such claim, action, suit or proceeding. If the Indemnitor assumes the defense of any claim, action, suit or proceeding as provided in this Section 9.3, the Indemnified Party shall be permitted to join in the defense thereof with counsel of its own selection and at its own expense. If the Indemnitor shall not assume the defense of any claim, action, suit or proceeding, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it may deem appropriate, provided that an Indemnified Party shall not settle any claim, action, suit or proceeding which would give rise to the Indemnitor’s liability under its indemnity without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

9.4. Limitations on Liability. Notwithstanding anything to the contrary contained in this Agreement, (i) no Indemnified Party shall be entitled to indemnification pursuant to Section 9.1 or 9.2 until its aggregate Damages for a single breach or series of related breaches shall be in excess of Fifty Thousand Dollars ($50,000) (the “Basket”), at which time such Indemnified Party shall be entitled to indemnification for the full amount of its Damages to the extent such Damages exceed the Basket, (ii) in no event shall the Damages payable by Seller or Purchaser (as the case may be), as Indemnitors, in the aggregate exceed the Purchase Price and (iii) in no event shall any party be entitled to any incidental, consequential, special, exemplary or punitive Damages.

9.5. General.

(a) Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article IX to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Party with regard to the applicable claims. An Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same losses. The amount which any Indemnitor is or may be required to pay to any Indemnified Party pursuant to this Article IX shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered (net of any direct relevant collections costs) by or on behalf of such Indemnified Party in reduction of the related Damages. If an Indemnified Party shall have received the payment required by this Agreement from the Indemnitor in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Party shall promptly repay to the Indemnitor a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any direct relevant collection costs).

(b) In addition to the requirements of paragraph (a)above, each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article IX to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

(c) Subject to the rights of existing insurers of an Indemnified Party, an Indemnitor shall be subrogated to any right of action which the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification from such Indemnitor hereunder.

(d) Except for the parties’ rights to specific performance as described in Section 11.14, the indemnification provided in this Article IX shall be the exclusive post-Closing Date remedy available to any Indemnified Party with respect to any breach of any representation, warranty, covenant or agreement made by Purchaser or Seller in this Agreement.

(e) All indemnification payments under this Article IX shall be deemed adjustments to the Purchase Price as defined in Section 3.1(e).

9.6. Survival. All representations, warranties and covenants contained in or made pursuant to this Agreement shall survive the execution and delivery of the Agreement and shall continue in full force and effect for a period of nine (9) months after the Closing Date and thereafter shall terminate, except as to any claim with respect to a representation and warranty for which written notice shall have been given prior to the end of such nine (9) month period; and provided, further, that all covenants or agreements which by their terms are to be performed after the nine (9) month anniversary of the Closing Date shall survive until fully discharged.

ARTICLE X.

TERMINATION

10.1. Termination of Agreement. This Agreement may be terminated:

(a) at any time prior to the Closing Date, by the mutual written consent of Seller and Purchaser;

(b) by Seller if Closing has not taken place on or before June 30, 2008;

(c) upon written notice by either Purchaser or Seller immediately upon receipt by Purchaser or Seller of notice from any government authority that Purchaser or Seller, as the case may be, has been denied any Regulatory Approval by final order; or

(d) by either Purchaser or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations, warranties, covenants or other agreements set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that Purchaser and Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) unless the breach of representation, warranty, covenant, or other agreement together with all other such breaches would have a Material Adverse Effect.

10.2. Effect of Termination. In the event of termination by Seller pursuant to Section 10.1(b), (c) or (d), written notice thereof will be given by the terminating party to the other party, and the transactions contemplated by this Agreement will be terminated, without further action by any party hereto. If the transactions contemplated by this Agreement are terminated pursuant to Section 10.1:

(a) Purchaser will return to Seller all documents and other material received from Seller or their representatives relating to Confidential Information or the transactions contemplated hereby, whether obtained before or after the execution hereof; and

(b) all Confidential Information received by Purchaser will continue to be treated as confidential and no disclosure thereof shall be made to any third party except as required by law.

(c) In the event of termination of this Agreement pursuant to Section 10.1, this Agreement will become void and of no effect with no liability hereunder on the part of any party hereto (or of any directors, officers, employees, agents, legal and financial advisors or other representatives of any party). Upon any termination, all filings, applications and other submissions made pursuant to or prior to the execution of this Agreement will, to the extent practicable, be withdrawn from the Governmental Authority or other Person to which made; provided, however, in the event Purchaser alleges Seller shall have breached its obligations under the terms of this Agreement, Purchaser may retain copies of any such information which it reasonably deems necessary or desirable in order to pursue any and all legal claims it may have against Seller until the expiration of the applicable statute of limitations for such claim, or if an action shall have been commenced by Purchaser prior to the expiration of such statute of limitation, the final resolution of such claim, either by settlement or issuance of a final order past any applicable appeal period.

(d) If this Agreement is terminated, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 8.8 and Article X, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for actual damages due to a breach of this Agreement. If this Agreement is terminated pursuant to Section 10.1(d), the terminating party may pursue against such breaching party all of its legal rights and claims for damages to which it is entitled under law or equity.

ARTICLE XI.

GENERAL

11.1. Publicity. Except for the notices required under Section 8.1 and 8.2 above, neither party shall make any notice or disclosure to a third-party , nor make any press release concerning the transactions contemplated by this Agreement, except to the extent that it is jointly planned and coordinated by and among Purchaser and Seller. Except as may be required by law, no party shall act unilaterally in this regard without prior written approval of every other party, such approval not to be unreasonably withheld or delayed.

11.2. Waivers. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.3. Binding Effect; Benefits. This Agreement shall inure to the benefit of the parties hereto, and shall be binding upon the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto, or their respective successors, assigns, heirs, executors, administrators and legal representatives any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.4. Notices. All notices, requests, demands, elections and other communications which any party to this Agreement may be required to give hereunder shall be in writing and shall be deemed to have been duly given by mailing the same by certified mail, return receipt requested, to the party to whom the same is so given or made or by sending by nationally recognized overnight courier such as Federal Express of UPS. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date received by the addressee. Any notice may be given by a party’s attorney.

(a)	Notice to Seller. If to Seller, to: Greater Buffalo Savings Bank 2421 Main Street Buffalo, New York 14214

Attn: Andrew W. Dorn, Jr. Michael J. Rogers

With a required copy to (which shall not constitute notice):

Hodgson Russ LLP The Guaranty Building 140 Pearl Street, Suite 100 Buffalo, New York 14202

Attn: Kenneth P. Friedman, Esq.

(b)	Notice to Purchaser. If to Purchaser, to: Cattaraugus County Bank 116-120 Main Street Little Valley, New York 14755

Attn: Salvatore Marranca President, and CEO

With a required copy to(which shall not constitute notice):

Shumaker, Loop & Kendrick, LLP 1000 Jackson Street Toledo, Ohio 43604-5573 Attn: Martin D. Werner, Esq.

Or to such other address as such party shall have specified by notice to every other Party hereto.

11.5. Entire Agreement; Amendments. This Agreement (including the Schedules hereto) and documents delivered at Closing pursuant hereto and thereto constitute the entire agreement and understanding between the parties hereto as to the matters set forth herein and therein and supersede and revoke all prior agreements and understandings, oral and written, between the parties hereto or thereto or otherwise with respect to the subject matter hereof or thereof. No change, amendment, termination or attempted waiver of any of the provisions hereof or thereof shall be binding upon any party unless set forth in an instrument in writing signed by the Party to be bound or their respective successors in interest.

11.6. Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart. Such execution may be evidenced by the execution and delivery of signature pages by either party by facsimile transmission to the other, provided that the original executed signature pages are contemporaneously delivered by such party to a reputable overnight courier service for delivery to the other party.

11.7. Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

11.8. Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.

11.9. Governing Law and Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles, and the United States of America. The parties hereby agree to submit themselves to the exclusive jurisdiction of any court of competent jurisdiction, state or federal, located in Erie County, New York USA, and that such venue is convenient to the parties and proper for all purposes of this Agreement.

11.10. Cooperation. The parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

11.11. Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

11.12. Assignment; Sale of Branches. Purchaser may not assign any of the rights, interests or obligations hereunder (whether by operation of law or otherwise). Any attempted assignment by Purchaser shall be null and void.

11.13. Effect on Third Parties. Except as otherwise provided by law, neither the rights of creditors and depositors of Seller, nor any liability or obligation or payment of money, nor any claim or cause of action against Seller shall be in any manner released or impaired by this Agreement or by the transactions contemplated hereunder, and the rights and obligations of all creditors and depositors and of all other persons shall remain unimpaired, but Purchaser shall succeed to all such obligations and liabilities which are included among the Liabilities from and after the Closing Date and shall be liable from then and thereafter to pay, discharge, and perform all such liabilities and obligations of Seller assumed pursuant to this Agreement and in connection with the transactions contemplated hereunder in the same manner as if Purchaser had itself incurred the liabilities or obligations.

11.14. Specific Performance. The parties hereto acknowledge that monetary damages could not adequately compensate either party hereto in the event of a breach of this Agreement by the other and that the non-breaching party would suffer irreparable harm in the event of such breach. Based on the foregoing,

(a) in the event that Seller is in breach of this Agreement prior to the Closing, Purchaser may either bring an action for specific performance or terminate this Agreement pursuant to Section 10.1(d) above as its sole remedy; and

(b) in the event that Purchaser is in breach of this Agreement prior to the Closing, Seller may terminate this Agreement pursuant to Section 10.1(d) above and Seller shall retain the Deposit as liquidated damages.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have caused this Agreement to be signed as of the date first above written.

PURCHASER:	CATTARAUGUS COUNTY BANK

By:
Name: Salvatore Marranca
Title: President & CEO

SELLER:	GREATER BUFFALO SAVINGS BANK

By:
Name: Andrew W. Dorn, Jr.
Title: Chief Executive Officer

LIST OF EXHIBITS

Exhibit A	Bargain and Sale Deed

Exhibit B	Bill of Sale

Exhibit C	Assignment and Assumption Agreement

Exhibit D	Sellers' Officer's Certificate

Exhibit E	FIRPTA Affidavit

Exhibit F	Purchaser's Officer's Certificate

LIST OF SCHEDULES

1.1 (a) List of Advance Lines

1.1 (b) List of Bank Employees

1.1 (c) List of Deposit Accounts

1.1 (d) List of Excluded Deposits

1.1 (e) List of Negative Deposits

1.1 (f) Description of Real Property

2.1 Equipment, Furniture, Fixtures and Inventory

2.1.1 Service Contracts

3.1 Adjustment to Asset and Property Purchase Price

3.3 Allocation of Purchase Price

4.8(a) Permitted Encumbrances

5.5 Liens on Equipment

6.5 Purchaser’s Broker

8.24 Conversion of Account Information